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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                                  SCHEDULE 13G




                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.      )*


                    Kosan Biosciences Incorporated
--------------------------------------------------------------------------------
                             (Name of Issuer)
--------------------------------------------------------------------------------

                              Common Stock
--------------------------------------------------------------------------------
                    (Title of Class of Securities)
--------------------------------------------------------------------------------

                              50064W 10 7
--------------------------------------------------------------------------------
                            (CUSIP Number)
--------------------------------------------------------------------------------

                           December 31, 2000
--------------------------------------------------------------------------------
         (Date of Event which Requires Filing of this Statement)
--------------------------------------------------------------------------------

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ / Rule 13d-1(b)

/ / Rule 13d-1(c)

/x/ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   50064W 10 7
--------------------------------------------------------------------------------

   1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

        Chaitan Khosla, Ph.D.
--------------------------------------------------------------------------------

   2.   Check the Appropriate Box if a Member of a Group (See Instructions)


        (a) / /


        (b) / /
--------------------------------------------------------------------------------

   3.   SEC Use Only
--------------------------------------------------------------------------------

   4.   Citizenship or Place of Organization  United States
--------------------------------------------------------------------------------
Number of Shares
Beneficially Owned
by Each Reporting     5.    Sole Voting Power  195,000
Person With
                      ----------------------------------------------------------

                      6.    Shared Voting Power  1,590,000
                      ----------------------------------------------------------

                      7.    Sole Dispositive Power  195,000
                      ----------------------------------------------------------

                      8.    Shared Dispositive Power  1,590,000
--------------------------------------------------------------------------------
           9. Aggregate Amount Beneficially Owned by Each Reporting Person 1,785,000
--------------------------------------------------------------------------------

           10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------

           11.  Percent of Class Represented by Amount in Row (11)  7.1%
--------------------------------------------------------------------------------
           12.  Type of Reporting Person (See Instructions)


                IN






--------------------------------------------------------------------------------

ITEM 1.

        (a)     Name of Issuer

                     Kosan Biosciences Incorporated

        (b)     Address of Issuer's Principal Executive Offices

                     3832 Bay Center Place
                     Hayward, CA  94545

ITEM 2.

        (a)     Name of Person Filing

                     Chaitan Khosla, Ph.D.

        (b)     Address of Principal Business Office or, if none, Residence

                     c/o Kosan Biosciences Incorporated
                     3832 Bay Center Place
                     Hayward, CA  94545

        (c)     Citizenship

                     United States

        (d)     Title of Class of Securities

                     Common Stock

        (e)     CUSIP Number

                     50064W107

ITEM 3.      Not applicable

ITEM 4.      OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

   (a) Amount beneficially owed:  1,785,000
                                -------------

   (b) Percent of class:   7.1%
                        ----------

   (c) Number of shares as to which the person has:

       (i)   Sole power to vote or to direct the vote  195,000
                                                       -------

       (ii)  Shared power to vote or to direct the vote  1,590,000
                                                         ----------

       (iii) Sole power to dispose or to direct the disposition of  195,000
                                                                    -------

       (iv)  Shared power to dispose or to direct the disposition of  1,590,000
                                                                      ---------



ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable





ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP

Not applicable

ITEM 10.     CERTIFICATION

Not applicable



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                      February 12, 2001
                                           -------------------------------------
                                                          Date

                                                 /s/ Chaitan Khosla, Ph.D.
                                           -------------------------------------
                                                        Signature

                                            Chaitan Khosla, Ph.D./Director
                                           -------------------------------------
                                                       Name/Title